[Aetna letterhead]                       151 Farmington Avenue
                                         Hartford, CT 06156
[Aetna logo]

April 4, 1997                            Susan E. Bryant
                                         Counsel
                                         Law Division, RC4A
                                         Investments & Financial Services
                                         (860) 273-7834
                                         Fax: (860) 273-0356

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Gentlemen:

Re: Aetna Life Insurance and Annuity Company - Guaranteed Accumulation Account Post Effective Amendment No. 2 on Form S-2 to Registration Statement on Form S-1 Filing No. 33-60477

Gentlemen:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the Guaranteed Accumulation Account available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with such representation, I have reviewed Post-Effective Amendment No. 2 to the Registration Statement for the Guaranteed Accumulation Account including the prospectus and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Accumulation Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities will, when sold, be legally issued and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Susan E. Bryant
Susan E. Bryant